N-SAR Exhibit: Sub-item 77I
Legg Mason Partners Equity Trust
Legg Mason Investment Counsel Financial Services Fund


SUPPLEMENT DATED MAY 6, 2011
TO THE SUMMARY PROSPECTUS, PROSPECTUS AND STATEMENT OF
ADDITIONAL
INFORMATION DATED JULY 29, 2010 OF LEGG MASON INVESTMENT COUNSEL
FINANCIAL SERVICES FUND The last two sentences of the legend on the cover of the Funds Summary Prospectus are deleted and replaced with the following:

You can also get this information at no cost by calling the fund at
1-877-721-1926 or by sending an e-mail request to prospectus@leggmason.com, or from your financial intermediary. The funds Prospectus, dated July 29, 2010,as supplemented on March 1, 2011 and May 6, 2011 and as may be amended orfurther supplemented, the funds statement of additional information, dated July 29, 2010, as supplemented on March 1, 2011 and May 6, 2011 and as may be amended or further supplemented, and the independent registered public accounting firms report and financial statements in the funds annual report to shareholders, dated March 31, 2010, are incorporated by reference into this Summary Prospectus.

The following language replaces the language of the section of the Funds prospectus titled More on fund management: Manager and subadviser:

Legg Mason Partners Fund Advisor, LLC (LMPFA or the manager) is the funds investment manager. LMPFA, with offices at 620 Eighth
Avenue, New York, New York 10018, also serves as the investment manager of other Legg Mason-sponsored funds. LMPFA provides administrative and certain oversight services to the fund. LMPFA was formed in April 2006 as a result of an internal reorganization to consolidate advisory services after Legg Mason, Inc. (Legg Mason) acquired substantially all of Citigroups asset management business in December 2005. As of March 31, 2011, LMPFAs total assets under management were approximately $195.6 billion.

Legg Mason Investment Counsel, LLC (LMIC or the subadviser) provides the day-to-day portfolio management of the fund, including the management of cash and short-term instruments. LMIC is principally located at 100 International Drive, Baltimore, Maryland 21202, and provides customized investment counsel toindividuals, family groups and institutions as well as trust services. LMIC seeks to maximize performance while managing risk through an investment discipline that is supported by fundamental research and dedicated resources. As of March 31, 2011, LMIC had assets under management of $9.7 billion.

LMPFA and LMIC are wholly-owned subsidiaries of Legg Mason. Legg Mason, whose principal executive offices are at 100 International Drive, Baltimore, Maryland 21202, is a global asset management company. As of March 31, 2011, Legg Masons asset management operations had aggregate assets under management of approximately $677.6 billion.

The following paragraph replaces the first paragraph of the section of the Funds SAI titled Investment Management and Other
Services:
Manager:

LMPFA serves as investment manager to the fund, pursuant to an investment management agreement (the Management Agreement). LMPFA provides administrative and certain oversight services to the fund.
LMPFA, with offices at 620 Eighth Avenue, New York, New York
10018,
also serves as the investment manager of other Legg Mason-sponsored funds. As of March 31, 2011, LMPFAs total assets under management were approximately $195.6 billion.

LMPFA is a wholly-owned subsidiary of Legg Mason. Legg Mason, whose principal executive offices are at 100 International Drive, Baltimore,
Maryland 21202, is a global asset management company. As of March 31,
2011, Legg Masons asset management operations had aggregate assets under management of approximately $677.6 billion.

The following paragraph replaces the first two paragraphs of the section of the Funds SAI titled Investment Management and Other
Services: Subadviser:

Legg Mason Investment Counsel (LMIC or the subadviser) serves as the funds subadviser pursuant to a sub-advisory agreement between the manager and LMIC (the Subadvisory Agreement). Prior to
June 15,
2010, Barrett Associates, Inc. (Barrett) served as the funds subadviser. LMIC provides the day-to-day portfolio management of the fund, including the management of cash and short-term instruments.
As of March 31, 2011, LMICs total assets under management were $9.7 billion.

Under the Subadvisory Agreement, subject to the supervision and direction of the Board and the manager, the subadviser will manage the funds portfolio in accordance with the funds stated investment objective and policies (including the management of cash and short-term instruments), assist in supervising all aspects of the funds operations, make investment decisions for the fund, place orders to purchase and sell securities and employ professional portfolio managers and securities analysts who provide research services to the fund.